Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-XXXXX) and related Prospectus of Millennium Cell Inc. for the registration of 10,972,420 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2007, with respect to the consolidated financial statements of Millennium Cell Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
March 27, 2007